FOR IMMEDIATE RELEASE December 10, 2003	Contacts:	Investors Andrew Brown 212/697-2509	Media Robin Schoen 215/504-2122

HEALTHRAMP RXPRICEPOINT™ TO PROVIDE COMPETITIVE

DRUG PRICING ON A HANDHELD DEVICE AT THE POINT OF CARE

Patent Pending Technology To Cover Innovation In Electronic Prescribing

New York, NY - Medix Resources, Inc. [AMEX:MXR] today announced that its HealthRamp CarePoint™ technology is being extended to deliver its RxPricePoint program at the point of prescribing on a handheld device. HealthRamp's patent pending RxPricePoint technology will enable pricing data to be gathered from pharmacies to provide physicians with the lowest cost pharmacy option for a given patient at the point of care. Medix, through its wholly owned HealthRamp subsidiary, markets the CarePoint suite of technologies.

RxPricePoint lets physicians show their patients the pharmacy, mail order or retail, where they can locate the lowest priced drugs for their prescription. Physicians will also be able to inform their patients of the pharmacy with the best price for fulfilling any portfolio of prescriptions. Pharmacies participating in the program will pay HealthRamp a transaction fee for every prescription filled through RxPricePoint. Patients will be able to utilize the HealthRamp website to search for the lowest cost drugs in their area, enabling them to proactively deliver this information to their physicians. Further information about RxPricePoint will be available on our website, at www.HealthRamp.com/rxpricepoint, and it is expected that RxPricePoint will be made available by the end of the first quarter of 2004.

"Using the free market to bring down the price of drugs is extremely important," according to Nevada State Senator Ray Rawson. Rawson, a veteran Nevada legislator and a dentist, works with state governments across the country on reform measures. "Legislatures should begin looking at ways to assist pharmacies and drug stores in the regular posting of their prescription drug prices. We now have everyday technology that can bring those prices right into the physician's office and directly into the hands of patients," stated Rawson. "This full disclosure of retail prices will create an instant competitive environment that should result in a significant savings to patients and taxpayers," concluded Rawson.

"By providing drug pricing data at the point of care, RxPricePoint should over time lower the cost of prescription drugs to society as a whole. The opportunity to present real-time pricing data will allow pharmacies to better market themselves and manage their operations more efficiently. CarePoint is the link to the physician, over which we expect many healthcare innovations to evolve," stated Darryl Cohen, Medix CEO and Chairman.

Medix, through its wholly owned HealthRamp subsidiary, markets the CarePoint suite of technologies. CarePoint enables electronic prescribing, lab orders and results, Internet-based communication, data integration, and transaction processing over a handheld device or browser, at the point-of-care. The combination of these technologies is designed to provide access to safer and better healthcare. Medix's products enable communication of high value-added healthcare information among physician offices, pharmacies, hospitals, pharmacy benefit managers, health management organizations, pharmaceutical companies and health insurance companies. Additional information about HealthRamp, and its products and services, can be found at www.HealthRamp.com.

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Safe Harbor Statement: To the extent that any statements made in this press release contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. . Such risks and uncertainties include, without limitation, the ability of Medix to raise capital to finance the development of its Internet services and related software, the effectiveness, profitability and the marketability of those services, the ability of the Company to protect its proprietary information and to retain and expand its user base, the establishment of an efficient corporate operating structure as the Company grows and, other risks detailed from time-to-time in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements.